Exhibit 99.1

DURECT Starts Phase II Dosing for TRANSDUR™-Bupivacaine (DUR-843)

CUPERTINO, CA, January 3, 2007 / PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) today announced that we have started Phase II dosing in the U.S. under an FDA-accepted Investigational New Drug (IND) application for TRANSDUR™-Bupivacaine (DUR-843), a transdermal pain patch for patients suffering from Post-Herpetic Neuralgia (post-shingles pain or PHN). DURECT’s Phase I trial for TRANSDUR-Bupivacaine, initially reported on December 11, 2006, demonstrated good safety, tolerability and drug release for up to 3 days. TRANSDUR-Bupivacaine is intended to provide up to 3 days of pain relief for patients suffering from PHN, as compared to a wearing time limited to 12 hours with currently available patches.

“The initiation of the Phase II program for TRANSDUR-Bupivacaine is an important milestone for us,” said James E. Brown, DURECT’s President and CEO. “Based on our TRANSDUR technology, we believe that the product profile of TRANSDUR-Bupivacaine represents an improvement over existing pain control products for patients suffering from PHN.”

DURECT’s Phase II program for TRANSDUR-Bupivacaine has begun with a randomized, multi-center, double-blind, placebo controlled, two-way crossover trial in approximately 50 patients with PHN to assess safety as well as the magnitude, duration and characteristics of analgesic activity of TRANSDUR-Bupivacaine.

Bupivacaine, the active agent in TRANSDUR-Bupivacaine, is a potent, FDA-approved long-acting local anesthetic used in regional anesthesia including infiltration, nerve block, epidural and intrathecal anesthesia. Bupivacaine is a more potent sodium channel blocker and has a longer duration of action than lidocaine, the active ingredient for Lidoderm®, the market leader for post-herpetic neuralgia pain management.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies focused on treating chronic and episodic diseases and conditions. The Company currently has a number of late-stage pharmaceutical products in development initially focused on significant unmet medical needs in pain management, with a number of research programs underway in a variety of other therapeutic areas. For more information, please visit www.durect.com.

NOTE: TRANSDUR™ is a trademark of DURECT Corporation. TRANSDUR-Bupivacaine is a drug candidate under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development including TRANSDUR-Bupivacaine and product development plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third party collaborators where applicable) abilities to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 3, 2006 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com